Exhibit 10.1

May 1, 2018

VIA EMAIL ONLY

Zero Gravity Partners, LLC, a division of Boies Partners, Inc.

2200 Corporate Blvd., NW

Suite 400

Boca Raton, FL 33431

Attn: David Boies

Re:     Agreement Regarding Cannabis Entity Ownership

Dear Mr. Boies:

Reference is made to: (i) that certain Confidential Term Sheet, dated March, 2018 (the “Term Sheet”), a copy of which is attached hereto as Exhibit A, regarding Zero Gravity Solution Inc.’s (“Zero Gravity” or the “Company”) Current Offering and the Company’s offer to certain investors to participate in the equity ownership of a to-be-formed subsidiary which shall operate exclusively in the cannabis industry (the “ZG Cannabis Entity”); and (ii) the Promissory Note dated March 12, 2018 in the amount of $200,000 (the “Note”). Capitalized terms used herein not otherwise defined in this letter agreement (the “Agreement”) shall have the meaning ascribed to it in the Term Sheet.

Pursuant to the Term Sheet, the Company is granting to Qualified Investors a right to participate in the equity ownership of the ZG Cannabis Entity, on a pro rata basis, as more fully described therein. An Investor is deemed a Qualified Investor if he purchases, in one or more tranches, at least $500,000 of the Company’s securities being offered in the Current Offering. You are now hereby instruction the Company to convert the Note in the amount of $200,000 and to apply the proceeds of the Note toward the Current Offering, plus making an additional investment in the Current Offering in the amount of $300,001. Together those amounts make you a Qualified Investor.

Furthermore and in recognition of the considerable financial and advisory contributions over many years to the Company, the Company hereby agrees to the following:

(1)

Should the Company be required to reduce the purchase price in the Current Offering (at any amount less than $3 per share for equity), Boies Partners, Inc. shall be entitled to a corresponding price adjustment for this current investment; and

(2)

Upon conversion of the Note into equity at the current $3 offering pursuant to the Term Sheet plus a new equity investment of $300,001, for a total investment of $500,001, Boies Partners, Inc. shall be entitled without any additional payment to a guaranteed participation in the amount of 2% in the ZG Cannabis Entity without regard to whether other funds are being raised under the Current Offering.

If the above accurately reflects your understanding, please sign this Agreement below where indicated and return a copy to us.

Very truly yours,

/s/ Harvey Kaye
Harvey Kaye, Chairman

ACCEPTED AND AGREED:

By:	/s/ David Boies
David Boies
Dated: May 1, 2018